Exhibit (h)(i)(C)

                              FORM OF AMENDMENT TO
                          SUB-FUND ACCOUNTING AGREEMENT

         AMENDMENT made as of the 1st day of October, 2004, between FIFTH THIRD BANK, a Ohio state chartered bank, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to the Sub-Fund Accounting Agreement dated October 29, 2001, as amended, under which BISYS performs certain fund accounting services for Fifth Third Funds ("the Trust").

         WHEREAS, Fifth Third Bank entered into a Transfer Agency and Accounting Services Agreement with the Trust, dated December 12, 1989, as amended;

         WHEREAS, the Transfer Agency and Accounting Services Agreement has been terminated as of October 1, 2004;

         WHEREAS, accounting services for the Trust will now be performed under the Accounting Services Agreement, dated October 1, 2004, between Fifth Third Bank and the Fifth Third Funds; and

         NOW THEREFORE, BISYS shall serve as sub-fund accountant under the terms of the Sub-Fund Accounting Agreement dated October 29, 2001, as amended.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                         FIFTH THIRD BANK

                                         By:_______________________________

                                         Title: ___________________________


                                         BISYS FUND SERVICES OHIO, INC.

                                         By:_______________________________

                                         Title: ___________________________